Exhibit 99.1

CONTACTS:    Investors
Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP APPOINTS MICHAEL L. OWENS TO THE BOARD

CHATTANOOGA, Tenn. - January 21, 2014 - The Dixie Group, Inc. (NASDAQ: DXYN) today announced that its Board of Directors appointed Michael L. Owens to the Board. In commenting on the announcement, Daniel K. Frierson, Dixie’s Chairman and CEO, stated, “The Board is increasing its size from eight to nine members and has appointed Michael L. (Mike) Owens to fill the vacancy. Mike is currently the Assistant Dean of Graduate Programs and Lecturer in the College of Business at the University of Tennessee at Chattanooga, Chattanooga, Tennessee. Prior to joining the University of Tennessee at Chattanooga, Mike was President of Coverdell & Company, Atlanta, Georgia. Mike will stand for re-election at the 2014 annual meeting of stockholders.” Mr. Frierson further commented, “Mike has also been appointed to the Board’s Audit Committee which consists of independent directors, and we welcome him and recognize his expertise and experience.”

About The Dixie Group
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.